UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   DiRico, Antonio
   10770 Columbia Pike
   Silver Spring, MD  20901
2. Issuer Name and Ticker or Trading Symbol
   Sunburst Hospitality Corporation
   SNB
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President & Chief Operating Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  Common Stock               |- - - |- - |- - - -           |- -|- - - -    |214(1)             |D     |                           |
                             |      |-   |                  | - |           |                   |      |                           |
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       "            "        |- - - |- - |- - - -           |- -|- - - -    |3,446(1)           |I     |401(k) Plan                |
                             |      |-   |                  | - |           |                   |      |                           |
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       "            "        |- - - |- - |- - - -           |- -|- - - -    |6,807(1)           |I     |Nonqualified Savings Plan  |
                             |      |-   |                  | - |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Option (Rig|$15.8125|6/24/|    |60,450     |A  |Note |6/24/|Common Stock|60,450 |       |            |D  |            |
ht to Buy)              |        |97   |    |           |   |2    |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Incentive Stock Option |$15.8125|6/24/|    |20,150     |A  |Note |6/24/|Common Stock|20,150 |       |            |D  |            |
                        |        |97   |    |           |   |2    |07   |            |       |       |            |   |            |
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Common Stock Option (Rig|$15.8125|10/15|D(3)|60,450     |D  |Note |6/24/|"          "|60,450 |       |            |D  |            |
ht to Buy)              |        |/97  |    |           |   |2    |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "         |$7.8350 |10/15|A(4)|71,074     |A  |Note |6/24/|"          "|71,074 |       |            |D  |            |
           "            |        |/97  |    |           |   |5    |07   |            |       |       |            |   |            |
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Incentive Stock Option  |$15.8125|10/15|D(3)|20,150     |D  |     |6/24/|"          "|20,150 |       |            |D  |            |
                        |        |/97  |    |           |   |     |07   |            |       |       |            |   |            |
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              "         |$7.835  |10/15|A(4)|40,665     |A  |Note |6/24/|"          "|40,665 |       |            |D  |            |
          "             |        |/97  |    |           |   |5    |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Option (Rig|$7.7242 |10/15|D(3)|13,633     |D  |     |10/21|"          "|13,633 |       |            |D  |            |
ht to Buy)              |        |/97  |    |           |   |     |/02  |            |       |       |            |   |            |
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              "         |$3.8273 |10/15|A(4)|11,221     |A  |Note |10/21|"          "|11,221 |       |            |D  |            |
          "             |        |/97  |    |           |   |6    |/02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "         |$8.2744 |10/15|D(3)|13,633     |D  |     |12/06|"          "|13,633 |       |            |D  |            |
          "             |        |/97  |    |           |   |     |/03  |            |       |       |            |   |            |
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              "         |$4.0999 |10/15|A(4)|12,824     |A  |Note |12/06|"          "|12,824 |       |            |D  |            |
          "             |        |/97  |    |           |   |7    |/03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Option (Rig|$11.1168|10/15|D(3)|16,359     |D  |     |6/21/|Common Stock|16,359 |       |            |D  |            |
ht to Buy)              |        |/97  |    |           |   |     |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "         |$5.5083 |10/15|A(4)|11,541     |A  |Note |6/21/|"          "|11,541 |       |            |D  |            |
          "             |        |/97  |    |           |   |8    |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Incentive Stock Option  |$11.1168|10/15|D(3)|5,452      |D  |     |6/21/|"          "|5,452  |       |            |D  |            |
                        |        |/97  |    |           |   |     |05   |            |       |       |            |   |            |
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              "         |$5.5083 |10/15|A(4)|11,002     |A  |Note |6/21/|"          "|11,002 |       |            |D  |            |
          "             |        |/97  |    |           |   |9    |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "         |$14.5095|10/15|D(3)|17,045     |D  |     |7/01/|"          "|17,045 |       |            |D  |            |
          "             |        |/97  |    |           |   |     |06   |            |       |       |            |   |            |
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              "         |$7.1894 |10/15|A(4)|34,398     |A  |Note |7/01/|"          "|34,398 |       |            |D  |            |
          "             |        |/97  |    |           |   |10   |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Option (Rig|$14.5095|10/15|D(3)|51,137     |D  |     |7/01/|"          "|51,137 |       |            |D  |            |
ht to Buy)              |        |/97  |    |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "         |$7.1894 |10/15|A(4)|48,100     |A  |Note |7/01/|"          "|48,100 |       |240,825     |D  |            |
          "             |        |/97  |    |           |   |11   |06   |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Note 1: Effect of Issuer's 3 for 1 reverse stock split.
Note 2: Granted under the Sunburst Long-Term Incentive Plan. Such options vest in five equal annual installments beginning on
6/24/98.
Note 3: Cancellation of option in connection with grant of replacement option.
Note 4: In connection with spinoff of business segment and 3 for 1 reverse stock split, existing option was repriced and the number of shares was adjusted.
Note 5:  The vesting schedule did not
change.
Note 6: 1,603 options are currently exercisable; the remainder vest in three equal annual installments beginning on
10/21/98.
Note 7: 1,603 options vest on 12/6/97 and 12/6/98; the remainder vest in three equal annual installments beginning on
12/6/99.
Note 8: The option vests in three equal annual installments beginning on 6/21/98.
Note 9: 4,400 options are currently exercisable; the remainder vest in three equal annual installments beginning on
6/21/98.
Note 10: 6,880 options are currently exercisable; the remainder vest in four equal annual installments beginning on
7/1/98.
Note 11: The option vests in four equal annual installments beginning on 7/1/98.

SIGNATURE OF REPORTING PERSON
Antonio DiRico
DATE
2/12/98